Exhibit 99.1

TransDigm Acquires Three Add-On Aerospace Product Lines

CLEVELAND, June 1, 2017 /PRNewswire/ -- TransDigm Group Incorporated (NYSE: TDG) announced today that it has recently acquired three add-on aerospace product lines for a total purchase price of approximately $100M. The product lines have combined revenues of approximately $32M. TransDigm has financed the acquisitions through existing cash on hand.

All three product lines consist primarily of proprietary, sole source products with significant aftermarket content. The three product lines will be consolidated into existing TransDigm businesses. The products include highly engineered aerospace controls, quick disconnect couplings, and communication electronics.

W. Nicholas Howley, Chairman and CEO of TransDigm, stated, “Each of these acquisitions contain proprietary products with established positions on high use platforms, strong aftermarket content and an outstanding reputation. The highly engineered products will allow us to expand our content on a number of substantial commercial and defense aerospace platforms. All of the product lines fit well with our consistent product and acquisition strategy. As with all TransDigm acquisitions, we see opportunities for significant value creation.”

About TransDigm

TransDigm Group Incorporated, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces and related components, lighting and control technology, military personnel parachutes, high performance hoists, winches and lifting devices, and cargo loading, handling and delivery systems.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.Words such as "believe," "may," "will," "should," "expect," "intend," "plan," "predict," "anticipate," "estimate," or "continue" and other words and terms of similar meaning may identify forward-looking statements.

All forward-looking statements involve risks and uncertainties which could affect TransDigm's actual results and could cause its actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransDigm. These risks and uncertainties include but are not limited to failure to complete or successfully integrate the acquisition; that the acquired business does not perform in accordance with our expectations; and other factors. Further information regarding important factors that could cause actual results to differ materially from projected results can be found in TransDigm's Annual Report on Form 10-K and other reports that TransDigm or its subsidiaries have filed with the Securities and Exchange Commission. Except as required by law, TransDigm undertakes no obligation to revise or update the forward-looking statements contained in this press release.

Contact:     Liza Sabol
    Investor Relations
    (216) 706-2945
    ir@transdigm.com

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